Exhibit 4.2

GUARANTEE AND COLLATERAL AGREEMENT

made by

GUESS? IP HOLDER L.P.

in favor of

BNY MIDWEST TRUST COMPANY,

as Indenture Trustee

Dated as of April 28, 2003

TABLE OF CONTENTS

SECTION 1.	DEFINED TERMS

1.1	Definitions
1.2	Other Definitional Provisions

SECTION 2.	GUARANTEE

2.1	Guarantee
2.2	No Subrogation
2.3	Amendments, etc. with respect to the Issuer Obligations
2.4	Guarantee Absolute and Unconditional
2.5	Reinstatement
2.6	Payments

SECTION 3.	GRANT OF SECURITY INTEREST

SECTION 4.	REPRESENTATIONS AND WARRANTIES

4.1	Title; No Other Liens
4.2	Perfected First Priority Liens
4.3	Jurisdiction of Organization; Chief Executive Office
4.4	General Intangibles

SECTION 5.	COVENANTS

5.1	Delivery of Instruments, Certificated Securities and Chattel Paper
5.2	Payment of Obligations
5.3	Maintenance of Perfected Security Interest; Further Documentation
5.4	Changes in Locations, Name, etc
5.5	Notices
5.6	Maintenance of Separate Existence
5.7	Negative Covenants
5.8	Existence
5.9	Restrictions on Certain Actions
5.10	Performance of Obligations
5.11	Perfection of Intellectual Property after the Closing Date

SECTION 6.	REMEDIAL PROVISIONS

6.1	Communications with Obligors; IP Holder Remains Liable
6.2	Proceeds to be Turned Over To Indenture Trustee
6.3	Application of Proceeds
6.4	Code and Other Remedies
6.5	Intercreditor Issues

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6.6	Non Disturbance

SECTION 7.	THE INDENTURE TRUSTEE

7.1	Indenture Trustee’s Appointment as Attorney-in-Fact, etc
7.2	Duty of Indenture Trustee
7.3	Execution of Financing Statements
7.4	Authority of Indenture Trustee

SECTION 8.	MISCELLANEOUS

8.1	Amendments in Writing
8.2	Notices
8.3	No Waiver by Course of Conduct; Cumulative Remedies
8.4	Enforcement Expenses; Indemnification
8.5	Successors and Assigns
8.6	Counterparts
8.7	Severability
8.8	Section Headings
8.9	Integration
8.10	GOVERNING LAW
8.11	Submission To Jurisdiction; Waivers
8.12	Acknowledgements
8.13	Releases
8.14	WAIVER OF JURY TRIAL

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Perfection Matters
Schedule 3	Jurisdictions of Organization and Chief Executive Offices

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GUARANTEE AND COLLATERAL AGREEMENT, dated as of April 28, 2003 (this “Agreement”), made by Guess? IP Holder L.P. (the “IP Holder”) in favor of BNY Midwest Trust Company (the “Indenture Trustee”) for the benefit of the holders of notes (the “Noteholders”) issued pursuant to the Indenture, dated as of April 28, 2003 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) between the Indenture Trustee and Guess? Royalty Finance LLC (the “Issuer”).

W I T N E S S E T H:

WHEREAS, pursuant to the Indenture, the Noteholders have severally agreed to purchase notes (the “Notes”) from the Issuer upon the terms and subject to the conditions set forth therein;

WHEREAS, it is a condition to the Noteholders’ purchase of the Notes that IP Holder shall have executed and delivered this Agreement to the Indenture Trustee for the benefit of the Noteholders; and

WHEREAS, IP Holder will derive substantial direct and indirect benefit from the proceeds of the sale of the Notes;

NOW, THEREFORE, in consideration of the premises and to induce the Noteholders to purchase the Notes, IP Holder hereby agrees with the Indenture Trustee, for the benefit of the Noteholders, as follows:

SECTION 1.   DEFINED TERMS

1.1                                 Definitions.  (a)  Unless otherwise defined herein, terms defined in Annex X attached hereto and used herein shall have the meanings given to them in Annex X.

(b)                                 The following terms are used herein as defined in the New York UCC:  Accounts, Certificated Security, Chattel Paper, Documents, General Intangibles, Instruments, and Supporting Obligations.

1.2                                 Other Definitional Provisions.  (a)  The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.   GUARANTEE

2.1                                 Guarantee.  (a)  IP Holder hereby unconditionally and irrevocably, guarantees as principal, and not as surety, to the Indenture Trustee, for the benefit of the Noteholders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Issuer of the Issuer Obligations.

(b)                                 Upon the occurrence of an Event of Default, the Indenture Trustee will demand for payment hereunder; provided that the Indenture Trustee, on behalf of the Noteholders, may not appropriate and realize upon the Guarantee Collateral, or any part thereof, until the occurrence of any Enforcement Event.

(c)                                  The guarantee contained in this Section 2 shall remain in full force and effect until all the Issuer Obligations and the obligations of IP Holder under the guarantee contained in this Section 2 shall have been satisfied by payment in full.

2.2                                 No Subrogation.  Notwithstanding any payment made by IP Holder hereunder, IP Holder shall not be entitled to be subrogated to any of the rights of the Indenture Trustee or any Noteholder against the Issuer or any collateral security or guarantee held by the Indenture Trustee or any Noteholder for the payment of the Issuer Obligations, nor shall IP Holder seek or be entitled to seek any contribution or reimbursement from the Issuer until all amounts owing to the Indenture Trustee and the Noteholders by the Issuer on account of the Issuer Obligations are paid in full.  If any amount shall be paid to IP Holder on account of such subrogation rights at any time when all of the Issuer Obligations shall not have been paid in full, such amount shall be held by IP Holder in trust for the Indenture Trustee, for the benefit of the Noteholders, segregated from other funds of IP Holder, and shall, forthwith upon receipt by IP Holder, be deposited into the Lockbox Account in the exact form received by IP Holder (duly indorsed by IP Holder to the Indenture Trustee, if required), to be applied against the Issuer Obligations, whether matured or unmatured, in accordance with the Indenture.

2.3                                 Amendments, etc. with respect to the Issuer Obligations.  IP Holder shall remain obligated hereunder notwithstanding that, without any reservation of rights against IP Holder and without notice to or further assent by IP Holder, any demand for payment of any of the Issuer Obligations made by the Indenture Trustee or any Noteholder may be rescinded by the Indenture Trustee or such Noteholder and any of the Issuer Obligations continued, and the Issuer Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Indenture Trustee or any Noteholder, and the Indenture and the other Transaction Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Indenture Trustee (in accordance with the terms of such agreements or documents) may deem advisable from time to time, and any collateral security, or guarantee at any time held by the Indenture Trustee or any Noteholder for the payment of the Issuer Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Indenture Trustee nor any Noteholder shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Issuer Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.4                                 Guarantee Absolute and Unconditional.  IP Holder waives any and all requirement of notice of the creation, renewal, extension or accrual of any of the Issuer Obligations and notice of or proof of reliance by the Indenture Trustee or any Noteholder upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Issuer Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Issuer and IP Holder, on the one hand, and the Indenture Trustee and the Noteholders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  IP Holder waives requirement of diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Issuer with respect to the Issuer Obligations.  IP Holder understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Indenture or any other Transaction Document, any of the Issuer Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Indenture Trustee or any Noteholder, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Issuer, IP Holder or any other Person against the Indenture Trustee or any Noteholder, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Issuer or IP Holder) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Issuer for the Issuer Obligations, or of IP Holder under the guarantee contained in this Section 2, in bankruptcy or in any similar proceeding.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against IP Holder, the Indenture Trustee or any Noteholder may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Issuer, IP Holder or any other Person or against any collateral security or guarantee for the Issuer Obligations or any right of offset with respect thereto, and any failure by the Indenture Trustee or any Noteholder to make any such demand, to pursue such other rights or remedies or to collect any payments from the Issuer, IP Holder or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Issuer, IP Holder or any other Person or any such collateral security, guarantee or right of offset, shall not relieve IP Holder of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Indenture Trustee or any Noteholder against IP Holder.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings by the Indenture Trustee or any Noteholder with respect to this Agreement, the Indenture or the Notes .

2.5                                 Reinstatement.  The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Issuer Obligations is rescinded or must otherwise be restored or returned by the Indenture Trustee or any Noteholder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Issuer or IP Holder, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Issuer or IP Holder or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.6                                 Payments.  IP Holder hereby guarantees that payments hereunder will be timely paid to the Indenture Trustee for deposit in the Lockbox Account without set-off or counterclaim in Dollars.

SECTION 3.   GRANT OF SECURITY INTEREST

IP Holder hereby assigns and transfers to the Indenture Trustee and hereby grants to the Indenture Trustee, for the benefit of the Noteholders, a security interest in, all of the following property now owned or at any time hereafter acquired by IP Holder or in which IP Holder now has or at any time in the future may acquire any right, title or interest (collectively, the “Guarantee Collateral”), as collateral security for the prompt and complete payment and performance when due of the Obligations:

(a)                                  all Guess? Trademarks;

(b)                                 all of the Guess? Contributed IP, the Licensing Contributed License Agreements and the Guess? License Agreement;

(c)                                  all related Accounts;

(d)                                 all books and records pertaining to the Guarantee Collateral; and

(e)                                  to the extent not otherwise included in the foregoing, all Goodwill, the Guess? Contributed License Agreement Files and Licensing Contributed License Agreement Files, and all proceeds and Supporting Obligations of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

Insofar as the foregoing grant of a security interest relates to amounts included in the Obligations owing to the Back-Up Manager, such grant is subject to the subordination provisions set forth in the Back-Up Management Agreement that specify that payments of such amounts to the Back-Up Manager are subject to the priority of payments set forth in the Indenture.

SECTION 4.   REPRESENTATIONS AND WARRANTIES

To induce the Noteholders to purchase the Notes issued under the Indenture, IP Holder hereby represents and warrants to the Indenture Trustee, for the benefit of the Noteholders that:

4.1                                 Title; No Other Liens.  Except for the Permitted Liens, IP Holder has good and marketable title to each item of the Guarantee Collateral free and clear of any and all Liens, claims or encumbrances of others.  No financing statement or other public notice with respect to all or any part of the Guarantee Collateral is on file or of record in any public office, except such as have been filed (i) pursuant to the Guess? Contribution Agreement, Licensing Contribution Agreement or Receivables Contribution Agreement or (ii) in favor of the Indenture Trustee, for the benefit of the Noteholders, pursuant to this Agreement or the Indenture or such as have been properly amended or terminated.  For the avoidance of doubt, it is understood and agreed that IP Holder has and will continue to grant, as part of its business, licenses to third parties to use the Guess? Trademarks owned or developed by IP Holder.  Such licensing activities constitute Permitted Liens.  Each of the Indenture Trustee and each Noteholder understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Indenture Trustee to utilize, sell, lease or transfer the Guess? Trademarks or otherwise realize value from the Guess? Trademarks pursuant hereto.

4.2                                 Perfected Liens.  The security interests granted pursuant to this Agreement (a) upon completion of the filing of all appropriate financing statements in the proper filing office and other actions specified on Schedule 2 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Indenture Trustee in completed and duly executed form) will constitute valid and continuing first priority perfected security interests in all of the Guarantee Collateral in favor of the Indenture Trustee, for the benefit of the Noteholders, as collateral security for the Obligations, enforceable in accordance with the terms hereof against IP Holder and all creditors of IP Holder and any Persons purporting to purchase any Guarantee Collateral from IP Holder and (b) are prior to all other Liens on the Guarantee Collateral in existence on the date hereof except for Permitted Liens.  Other than Liens created pursuant to the Transaction Documents, IP Holder has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Guarantee Collateral.  IP Holder has not authorized the filing of and is not aware of any financing statements against IP Holder that include a description of collateral covering the Guarantee Collateral other than any financing statement relating to the security interest granted to the Indenture Trustee hereunder  or otherwise pursuant to the Transaction Documents.  IP Holder is not aware of any judgment or tax lien filings against IP Holder (other than Permitted Liens).

4.3                                 Jurisdiction of Organization; Chief Executive Office.  On the date hereof, IP Holder’s jurisdiction of organization and identification number from the jurisdiction of organization are specified on Schedule 3.  IP Holder has furnished to the Indenture Trustee a certified charter, certificate of incorporation or other organization document and good standing certificate as of a date which is recent to the date hereof.

4.4                                 General Intangibles.  The Guess? Trademarks and Subject License Agreements constitute General Intangibles and/or marks registered with the United States Patent and Trademark Office in accordance with 15 U.S.C. et seq.

4.5                                 Guarantee Collateral.  Reference is made to the representations and warranties set forth in Section 3.03 of the Guess? Contribution Agreement, Section 3.03 of the Licensing Contribution Agreement, and Section 8.01 of the Guess? License Agreement.  IP Holder hereby adopts as its own and confirms the accuracy as of the date hereof, being deemed to restate here to the same extent as if set forth in full herein, all such representations and warranties with respect to all of the items of Guarantee Collateral to the Indenture Trustee for the benefit of the Noteholders.

SECTION 5.   COVENANTS

IP Holder covenants and agrees with the Indenture Trustee that, from and after the date of this Agreement until the Obligations shall have been paid in full:

5.1                                 Delivery of Instruments, Certificated Securities and Chattel Paper.  If any amount payable under or in connection with any of the Guarantee Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Indenture Trustee, duly indorsed in a manner satisfactory to the Indenture Trustee, to be held as Guarantee Collateral pursuant to this Agreement.

5.2                                 Payment of Obligations.  IP Holder will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Guarantee Collateral or in respect of income or profits therefrom, as well as all claims of any kind against or with respect to the Guarantee Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings; reserves in conformity with GAAP with respect thereto have been provided on the books of IP Holder; and such proceedings are not reasonably likely to result in the sale, forfeiture or loss of any material portion of the Guarantee Collateral or any interest therein.

5.3                                 Maintenance of Perfected Security Interest; Further Documentation.  (a)  IP Holder shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.  IP Holder also shall maintain its ownership and other interests in the Guarantee Collateral as to which filings or other actions are required in non-U.S. jurisdictions by timely making all such filings or taking all such actions and shall defend such ownership or other interests against the claims and demands of all Persons whomsoever.

(b)                                 At any time and from time to time, upon the written request of the Indenture Trustee, and at the sole expense of IP Holder, IP Holder will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Indenture Trustee may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby, (ii) in the case of any Guarantee Collateral, taking any actions necessary to enable the Indenture Trustee to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto to the extent “control” is the basis for perfecting the Indenture Trustee’s security interest therein and (iii) in the case of the Intellectual Property (including any license agreements or intellectual property that become Intellectual Property after the date of this Agreement), any registration in the United States Patent and Trademark Office and any other filings as may be required by applicable Requirements of Law or by the laws of any non-U.S. jurisdiction.

5.4                                 Changes in Locations, Name, etc.  IP Holder will not, except upon 15 days’ prior written notice to the Indenture Trustee and delivery to the Indenture Trustee of all additional executed financing statements and other documents reasonably requested by the Indenture Trustee to maintain the validity, perfection and priority of the security interests provided for herein (i) change its jurisdiction of organization from that referred to in Section 4.3 or (ii) change its name.

5.5                                 Notices.  IP Holder will advise the Indenture Trustee promptly, in reasonable detail, of:

(a)                                  any Lien (other than any Permitted Lien) on any of the Guarantee Collateral which would adversely affect the ability of the Indenture Trustee to exercise any of its remedies hereunder;

(b)                                 of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Guarantee Collateral or on the security interests created hereby; and

(c)                                  each Rapid Amortization Event, Trapping Event and Event of Default under the Indenture, a Servicer Default under the Servicing Agreement or an Enforcement Event under this Guarantee.

5.6                                 Maintenance of Separate Existence.  IP Holder shall:

(a)                                  maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions and ensure that the funds of IP Holder will not be diverted to any other Person or for other than organizational uses of IP Holder, nor will such funds be commingled with the funds of Guess? or any other Subsidiary or Affiliate of Guess?;

(b)                                 to the extent that it shares the same officers or other employees as any of its partners or Affiliates, ensure that the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, and ensure that each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees;

(c)                                  to the extent that it jointly contracts with any of its partners or Affiliates to do business with vendors or service providers or to share overhead expenses, ensure that the costs incurred in so doing shall be allocated fairly among such entities, and ensure that each such entity shall bear its fair share of such costs.  To the extent that IP Holder contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods or services are provided, and each such entity shall bear its fair share of such costs.  All material transactions between IP Holder and any of its Affiliates, whether currently existing or hereafter entered into, shall be only on an arm’s length basis, it being understood and agreed that the transactions contemplated in the Transaction Documents meet the requirements of this clause (c);

(d)                                 maintain a principal executive office at a separate address from the address of Guess? and its Affiliates; provided, that segregated offices in the same building shall constitute separate addresses for purposes of this clause (d).  To the extent that IP Holder and any of its partners or Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses;

(e)                                  issue separate financial statements prepared at least annually and prepared in accordance with generally accepted accounting principles;

(f)                                    conduct its affairs in its own name and strictly in accordance with its organizational documents and observe all necessary, appropriate and customary organizational formalities, including, but not limited to, holding all regular and special partners or directors’ meetings appropriate to authorize all organizational action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts;

(g)                                 not assume or guarantee any of the liabilities of Guess? or any Affiliate thereof (other than pursuant to the Transaction Documents);

(h)                                 take, or refrain from taking, as the case may be, all other actions that are necessary to be taken or not to be taken in order to (i) ensure that the assumptions and factual recitations set forth in the Bankruptcy Opinion remain true and correct in all material respects with respect to IP Holder and (ii) comply with those procedures described in such provisions which are applicable to IP Holder; and

(i)                                     comply with the covenants and agreements set forth in its agreement of limited partnership.

5.7                                 Negative Covenants.  So long as this Guarantee is in effect or any Notes are outstanding, IP Holder shall not:

(a)                                  except as expressly permitted or required by the Transaction Documents, sell, transfer, exchange or otherwise dispose of, or permit the sale, transfer or other disposition of, any of the Intellectual Property or any interest therein;

(b)                                 (i) permit the validity or effectiveness of this Guarantee to be impaired, or permit the Lien created by this Guarantee to be amended, hypothecated, subordinated, terminated or discharged, (ii) permit any Lien to be created on or extended to or otherwise arise upon or burden the Guarantee Collateral or any part thereof or any interest therein or the proceeds thereof (other than Permitted Liens), (iii) permit the Lien created by this Guarantee not to constitute a valid first priority perfected security interest in the Guarantee Collateral;

(c)                                  dissolve or liquidate in whole or in part;

(d)                                 issue, incur, assume, guarantee or otherwise become liable, directly or indirectly, for any indebtedness for borrowed money except for the Permitted Indebtedness;

(e)                                  except as contemplated by the Transaction Documents, make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other Person;

(f)                                    make any expenditure (by long-term or operating lease or otherwise) for capital assets (either realty or personalty);

(g)                                 at any time when an Event of Default has occurred and is continuing, directly or indirectly, (i) pay any dividend or make any distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, to any owner of a beneficial interest in IP Holder or otherwise with respect to any ownership or equity interest in or of IP Holder, (ii) redeem, purchase, retire or otherwise acquire for value any such ownership or equity interest or (iii) set aside or otherwise segregate any amounts for any such purpose;

(h)                                 except as expressly contemplated herein and in the other Transaction Documents, consolidate or merge with or into any other Person or sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of its assets to any other Person or sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of its assets to any other Person, other than its grant of the Guarantee Collateral pursuant to this Agreement and the grant of the Subject IP pursuant to the Receivables Contribution Agreement; or

(i)                                     engage in any business activity other than as required or contemplated hereunder and in the other Transaction Documents, or such other activities that are necessary, suitable or desirable to accomplish the foregoing or are incidental thereto.

5.8                                 Existence.  IP Holder will preserve, renew and keep in full force and effects its limited partnership existence and rights, privileges and franchises necessary or desirable in the normal conduct of business.

5.9                                 Restrictions on Certain Actions.  IP Holder will not take, or knowingly permit to be taken, any action which would terminate or discharge or prejudice the validity or effectiveness of any of the Transaction Documents or the validity, effectiveness or priority of the Liens created thereby or permit any party to any of the Transaction Documents whose obligations form part of the security created by this Guarantee to be released from such obligations.  IP Holder will not license any Subject Trademark to Guess?, Inc. or any of its affiliates on an exclusive basis except upon certification by the Back-Up Manager that such license contains commercially reasonable terms that unaffiliated third parties reasonably would accept as licensees or licensors.  IP Holder will not enter into any license of any Subject Trademark or permit Guess?, Inc., as licensee under the Guess? License Agreement, to enter into any sublicense of any Subject Trademark, on an exclusive basis with any third party to the extent that so doing would violate any material provision of any Subject License.  Subject to the foregoing sentences, IP Holder is permitted to license, and to authorize Guess?, Inc. as licensee under the Guess? License Agreement, to sublicense Subject Trademarks on an exclusive basis, so long as any such license contains commercially reasonable terms that unaffiliated third parties reasonably would accept as licensees or licensors.

5.10                           Performance of Obligations.  IP Holder will not take any action and will use its best efforts not to permit any action to be taken by others that would release any Person from any of such Person’s covenants or obligations under any instrument or agreement included in the Guarantee Collateral or that would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such instrument or agreement, except as ordered by any bankruptcy or other court or as expressly provided in, or permitted by, this Guarantee, any other Transaction Document or such other instrument or agreement.

5.11                           Perfection of Intellectual Property after the Closing Date.  On the Closing Date, IP Holder shall file and record, or shall cause to be filed and recorded, financing statements and other filing or recording documents or instruments with respect to the Guarantee Collateral in each foreign jurisdiction appropriate to perfect the security interests of the Indenture Trustee under this Agreement.  On or prior to the Closing Date, IP Holder shall have delivered a form of opinion from special Italian counsel to the Issuer, addressed to the Indenture Trustee, with respect to the creation and enforceability of a perfected first-priority security interest in the Guarantee Collateral that is located in or subject to the laws of Italy, with such conditions, exceptions and exclusions as are customary in Italy, as applicable, and which is satisfactory to the purchasers purchasing the Notes on the Closing Date.  The final opinion shall be delivered within 2 weeks after the Closing Date, and within 90 days of the Closing Date a security interest in such Italian collateral shall be filed and perfected.  IP Holder shall pay the related registration tax at the time of filing.

IP Holder will continue to establish quality standards with respect to the production, manufacture, marketing, distribution and sale of goods appropriate to the reasonable maintenance of the existence of and value as Guarantee Collateral of the Subject Trademarks; provided that the foregoing does not in any sense limit IP Holder’s right to approve any Downstreaming or to allow any licensee or the Servicer or any successor Servicer to Downstream in accordance with the provisions of the Transaction Documents, any Subject License (as the same may be modified in accordance with the limitations of the Transaction Documents) and, in the case of the Guess? License Agreement, past and future business practices of the Trademark Originator undertaken in the sole discretion of the Trademark Originator.

5.12                           Survival and Non-Waiver of Representations and Warranties.  So long as this Guarantee is in effect and any Notes are outstanding, IP Holder agrees that (a) each representation and warranty made by IP Holder pursuant to Sections 4.1, 4.2 and 4.4 of this Agreement (the “Surviving Representations and Warranties”) shall survive and (b) IP Holder shall not waive, by course of conduct or in writing, any of the Surviving Representations and Warranties.

SECTION 6.   REMEDIAL PROVISIONS

6.1                                 Communications with Obligors; IP Holder Remains Liable.  (a)  The Indenture Trustee in its own name or in the name of others may at any time after the occurrence and during the continuance of an Enforcement Event communicate with parties to the License Agreements to verify with them to the Indenture Trustee’s satisfaction the existence and terms of such License Agreements.

(b)                                 Upon the request of the Indenture Trustee at any time after the occurrence and during the continuance of an Enforcement Event, IP Holder shall notify the parties to the License Agreements that the License Agreements have been assigned to the Indenture Trustee for the benefit of the Noteholders.

(c)                                  Anything herein to the contrary notwithstanding, IP Holder shall remain liable under each of the License Agreements to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  Neither the Indenture Trustee nor any Noteholder shall have any obligation or liability under any License Agreements by reason of or arising out of this Agreement or the receipt by the Indenture Trustee or any Noteholder of any payment relating thereto, nor shall the Indenture Trustee or any Noteholder be obligated in any manner to perform any of the obligations of IP Holder under or pursuant to any License Agreement, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.2                                 Proceeds to be Turned Over To Indenture Trustee.  If an Enforcement Event shall occur and be continuing, all proceeds of Guarantee Collateral received by IP Holder consisting of cash, checks and other near-cash items shall be remitted within two Business Days of receipt thereof by IP Holder to the Indenture Trustee in the exact form received by IP Holder (duly indorsed by IP Holder to the Indenture Trustee, if required) and be deposited by Indenture Trustee in the exact from received by the Indenture Trustee into the Lockbox Account.  All proceeds deposited in the Lockbox Account or held by IP Holder in trust for the Indenture Trustee (for the benefit of the Noteholders) shall be collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.3.

6.3                                 Application of Proceeds.  Proceeds received and held as described in Section 6.2 shall be applied in accordance with Section 5.7 of the Indenture.  Any balance of such proceeds remaining after the Obligations shall have been paid in full shall be paid over to whomsoever may be lawfully entitled to receive the same.

6.4                                 Code and Other Remedies.  If an Enforcement Event shall occur and be continuing, the Indenture Trustee, on behalf of the Noteholders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law.  Without limiting the generality of the foregoing, the Indenture Trustee, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon IP Holder or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Guarantee Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Guarantee Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Indenture Trustee or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Indenture Trustee shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Guarantee Collateral so sold, free of any right or equity of redemption in IP Holder, which right or equity is hereby waived and released.  IP Holder further agrees, at the

Indenture Trustee’s request, to assemble the Guarantee Collateral and make it available to the Indenture Trustee at IP Holder’s premises.  The Indenture Trustee shall apply the net proceeds of any action taken by it pursuant to this Section 6.4, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Guarantee Collateral or in any way relating to the Guarantee Collateral or the rights of the Indenture Trustee and the Noteholders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with Section 5.7 of the Indenture, and only after such application and after the payment by the Indenture Trustee of any other amount required by any provision of law, need the Indenture Trustee account for the surplus, if any, to IP Holder.  To the extent permitted by applicable law, IP Holder waives all claims, damages and demands it may acquire against the Indenture Trustee or any Noteholder arising out of the exercise by them of any rights hereunder.  If any notice of a proposed sale or other disposition of Guarantee Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.  Notwithstanding the foregoing, the Indenture Trustee may not sell or otherwise liquidate the Guarantee Collateral pursuant to the exercise of its rights under this Section, unless (i) it has determined (or been instructed by the Back-Up Manager) that the proceeds thereof would not be sufficient to pay in full 100% of the outstanding principal of, accrued interest on and any Acceleration Premium due on all Notes in connection with such acceleration of the Notes unless the Indenture Trustee obtains the consent of holders of 100% of the principal amount of all Outstanding Notes (after such Noteholders have given Paul Marciano and Maurice Marciano a reasonable opportunity to express their views of the appropriateness or reasonableness of various possible remedies, including Downstreaming, provided that the Noteholders shall be under no obligation whatsoever to follow such views), or if (ii) it has determined (or been instructed by the Back-Up Manager) that the proceeds thereof would be sufficient to pay in full 100% of the outstanding principal of, accrued interest on and any Acceleration Premium due on all Notes in connection with such acceleration of the Notes, unless the Indenture Trustee obtains the consent of the Majority Holders (after such Noteholders have given Paul Marciano and Maurice Marciano a reasonable opportunity to express their views of the appropriateness or reasonableness of various possible remedies including Downstreaming, provided that the Noteholders shall be under no obligation whatsoever to follow such views).  The Majority Holders will be deemed to have consented to the sale or other liquidation of the Indenture Collateral pursuant to clause (ii) of the prior sentence if Noteholders holding a majority of the principal amount of the Notes Outstanding either vote in favor of such action or fail to vote with respect to such action within 30 Business Days after receipt of the notice seeking consent from the Indenture Trustee.  In determining such sufficiency or insufficiency, the Indenture Trustee will obtain and rely upon an opinion of an independent investment banking or accounting firm of national reputation as to the feasibility of such proposed action and as to the sufficiency of the Guarantee Collateral for such purpose.

6.5                                 Intercreditor Issues.  If the security interest hereunder and the security interest under the Receivables Contribution Agreement are enforceable concurrently, the Indenture Trustee may elect to enforce the rights under either or both agreements in its absolute discretion.

6.6                                 Non Disturbance.  Notwithstanding the foregoing, the Indenture Trustee and the Noteholders acknowledge and agree that all remedial actions permitted to be taken by the

Indenture Trustee under this Agreement and the other Transaction Documents are subject to the provisions of Section 5.6 of the Indenture, Sections 4.02(c) of the Guess? License Agreement, Sections 2.02(d) and 6.03(f) of the Servicing Agreement, and Section 5.2(d) of the Receivables Contribution Agreement.  For the avoidance of doubt, but not in limitation of the generality of the foregoing, the Indenture Trustee and the Noteholders acknowledge and agree that the Indenture Trustee shall not be permitted to take any action that is reasonably likely to constitute an assignment in gross of the Guess? Trademarks.

SECTION 7.   THE INDENTURE TRUSTEE

7.1                                 Indenture Trustee’s Appointment as Attorney-in-Fact, etc.  (a)  IP Holder hereby irrevocably constitutes and appoints the Indenture Trustee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of IP Holder and in the name of IP Holder or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, IP Holder hereby gives the Indenture Trustee the power and right, on behalf of IP Holder, without notice to or assent by IP Holder, to do any or all of the following:

(i)                                     in the name of IP Holder or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any License Agreement or with respect to any other Guarantee Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Indenture Trustee for the purpose of collecting any and all such moneys due under any License Agreement or with respect to any other Guarantee Collateral whenever payable;

(ii)                                  in the case of any Guess? Contributed Trademarks, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Indenture Trustee may request to evidence the Indenture Trustee’s and the Noteholders’ security interest in such Guess? Contributed Trademarks and the goodwill and general intangibles of IP Holder relating thereto or represented thereby;

(iii)                               pay or discharge taxes and Liens levied or placed on or threatened against the Guarantee Collateral;

(iv)                              execute, in connection with any sale provided for in Section 6.4, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Guarantee Collateral; and

(v)                                 (A) direct any party liable for any payment under any of the Guarantee Collateral to make payment of any and all moneys due or to become due thereunder directly to the Indenture Trustee or as the Indenture Trustee shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due to IP Holder at any time in respect of or arising out of any Guarantee Collateral; (C) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Guarantee Collateral or any portion thereof and to enforce any other right in respect of any Guarantee Collateral; (D) defend any suit, action or proceeding brought against IP Holder with respect to any Guarantee Collateral; (E) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Indenture Trustee may deem appropriate; (F) assign any Guess? Contributed Trademarks (along with the goodwill of the business to which any such Guess? Contributed Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Indenture Trustee shall in its sole discretion determine; and (G) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Guarantee Collateral as fully and completely as though the Indenture Trustee were the absolute owner thereof for all purposes, and do, at the Indenture Trustee’s option and IP Holder’s expense, at any time, or from time to time, all acts and things which the Indenture Trustee deems necessary to protect, preserve or realize upon the Guarantee Collateral and the Indenture Trustee’s and the Noteholders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as IP Holder might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Indenture Trustee agrees that it will not and can not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Enforcement Event shall have occurred and be continuing and that nothing herein supercedes Section 6.6 of the Guarantee.

(b)                                 If IP Holder fails to perform or comply with any of its agreements contained herein, the Indenture Trustee, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)                                  The expenses of the Indenture Trustee incurred in connection with actions undertaken as provided in this Section 7.1 shall be payable by IP Holder to the Indenture Trustee on demand.

(d)                                 IP Holder hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2                                 Duty of Indenture Trustee.  The Indenture Trustee’s sole duty with respect to the custody, safekeeping and physical preservation of the Guarantee Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Indenture Trustee deals with similar property for its own account.  Neither the Indenture Trustee, any Noteholder nor any of their respective officers, directors, employees or agents shall be liable to IP Holder or Guess? for failure to demand, collect or realize upon any of the Guarantee Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Guarantee Collateral upon the request of IP Holder or any other Person or to take any other action whatsoever with regard to the Guarantee Collateral or any part thereof.  The powers conferred on the Indenture Trustee and the Noteholders hereunder are solely to protect the Indenture Trustee’s and the Noteholders’

interests in the Guarantee Collateral and shall not impose any duty upon the Indenture Trustee or any Noteholder to exercise any such powers.  The Indenture Trustee and the Noteholders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to IP Holder or Guess? for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3                                 Execution of Financing Statements.  Pursuant to any applicable law, IP Holder authorizes the Indenture Trustee to file or record financing statements and other filing or recording documents or instruments with respect to the Guarantee Collateral without the signature of IP Holder in such form and in such offices as the Indenture Trustee determines appropriate to perfect the security interests of the Indenture Trustee under this Agreement.  IP Holder hereby ratifies and authorizes the filing by the Indenture Trustee of any financing statement with respect to the Guarantee Collateral made prior to the date hereof.

7.4                                 Authority of Indenture Trustee.  IP Holder acknowledges that the rights and responsibilities of the Indenture Trustee under this Agreement with respect to any action taken by the Indenture Trustee or the exercise or non-exercise by the Indenture Trustee of any request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Indenture Trustee and the Noteholders, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Indenture Trustee and IP Holder, the Indenture Trustee shall be conclusively presumed to be acting as agent for the Noteholders with full and valid authority so to act or refrain from acting, and IP Holder shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.   MISCELLANEOUS

8.1                                 Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by an instrument in writing signed by the Indenture Trustee (acting in accordance with the Indenture) and IP Holder.

8.2                                 Notices.  All notices, requests and demands to or upon the Indenture Trustee hereunder shall be effected in the manner provided for in Section 11.4 of the Indenture. Any such notice, request or demand to or upon IP Holder shall be addressed to IP Holder at its notice address set forth on Schedule 1.

8.3                                 No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Indenture Trustee nor any Noteholder shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder.  No failure to exercise, nor any delay in exercising, on the part of the Indenture Trustee or any Noteholder, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Indenture Trustee or any Noteholder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the

Indenture Trustee or such Noteholder would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4                                 Enforcement Expenses; Indemnification.  (a)  IP Holder agrees to pay or reimburse the Noteholders and the Indenture Trustee for all its costs and expenses incurred in collecting against IP Holder under the guarantee contained in Section 2 and agrees to pay or reimburse the Noteholders and the Indenture Trustee for otherwise enforcing or preserving any rights under this Agreement and the other Transaction Documents to which IP Holder is a party, including, without limitation, the fees and disbursements of counsel to each Noteholder, and of counsel to the Indenture Trustee.

(b)                                 IP Holder agrees to pay, and to save the Indenture Trustee and the Noteholders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Guarantee Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)                                  IP Holder agrees to pay, and to save the Indenture Trustee and the Noteholders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Issuer would be required to do so pursuant to Section 6.7 of the Indenture.

(d)                                 The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Indenture and the other Transaction Documents.

8.5                                 Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of IP Holder and shall inure to the benefit of the Indenture Trustee and the Noteholders and their successors and assigns; provided that IP Holder may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Indenture Trustee.

8.6                                 Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.7                                 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.8                                 Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.9                                 Integration.  This Agreement and the other Transaction Documents represent the agreement of IP Holder, the Indenture Trustee and the Noteholders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Indenture Trustee or any Noteholder relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Transaction Documents.

8.10                           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.11                           Submission To Jurisdiction; Waivers.  IP Holder hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Transaction Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to IP Holder at its address referred to in Section 8.2 or at such other address of which the Indenture Trustee shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.12                           Acknowledgements.  IP Holder hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Transaction Documents to which it is a party;

(b)                                 neither the Indenture Trustee nor any Noteholder has any fiduciary relationship with or duty to IP Holder arising out of or in connection with this Agreement or any of the other Transaction Documents, and the relationship between IP Holder, on the one hand, and the Indenture Trustee and Noteholders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Transaction Documents or otherwise exists by virtue of the transactions contemplated hereby among the Noteholders or among IP Holder and the Noteholders.

8.13                           Releases.  (a)  On the Termination Date, the Guarantee Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Indenture Trustee and IP Holder hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Guarantee Collateral shall revert to IP Holder.  At the request and sole expense of IP Holder following any such termination, the Indenture Trustee shall deliver to IP Holder any Guarantee Collateral held by the Indenture Trustee hereunder, and execute and deliver to IP Holder such documents as IP Holder shall reasonably request to evidence such termination.

(b)                                 If any of the Guarantee Collateral shall be sold, transferred or otherwise disposed of by IP Holder in a transaction permitted by the Indenture or any Transaction Document, then the Indenture Trustee, at the request and sole expense of IP Holder, shall execute and deliver to IP Holder all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Guarantee Collateral.

8.14                           WAIVER OF JURY TRIAL.  IP HOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

GUESS? IP HOLDER L.P.

By:
Name:
Title: